Exhibit 99.2

Upstart Announces Pricing of Offering of $425,000,000 of 1.00% Convertible Senior Notes Due 2030

November 12, 2024

SAN MATEO, Calif.—(BUSINESS WIRE)—November 12, 2024— Upstart Holdings, Inc. (NASDAQ: UPST) today announced the pricing of $425,000,000 aggregate principal amount of Convertible Senior Notes due 2030 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Upstart also granted the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date the notes are first issued, up to an additional $75,000,000 aggregate principal amount of the notes. The sale of the notes to the initial purchasers is expected to settle on November 15, 2024, subject to customary closing conditions.

The notes will be senior, unsecured obligations of Upstart. The notes will bear interest at a rate of 1.00% per year. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2025. The notes will mature on November 15, 2030, unless earlier redeemed, repurchased, or converted. Upstart may not redeem the notes prior to November 20, 2027. Upstart may redeem for cash all or any portion of the notes, at its option, on or after November 20, 2027, if the last reported sale price of Upstart’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Upstart provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes, which means that Upstart is not required to redeem or retire the notes periodically. Holders of the notes will have the right to require Upstart to repurchase for cash all or a portion of their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a purchase price of 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be convertible at an initial conversion rate of 10.8702 shares of Upstart’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $91.99 per share, which represents a conversion premium of approximately 32.50% to the last reported sale price of $69.43 per share of Upstart’s common stock on The Nasdaq Global Select Market on November 12, 2024).

Prior to the close of business on the business day immediately preceding August 15, 2030, the notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods. On or after August 15, 2030 until the close of business on the second scheduled trading day preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions. Conversions of the notes will be settled in cash, shares of Upstart’s common stock, or a combination thereof, at Upstart’s election.

Upstart estimates that the net proceeds from the offering will be approximately $414.8 million (or approximately $488.1 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and estimated offering expenses payable by Upstart. Upstart intends to use the net proceeds from the offering for general corporate purposes, which may include the repayment or the retirement of existing debt.

The notes were only offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. Neither the notes nor the shares of Upstart’s common stock potentially issuable upon conversion of the notes, if any, have been, or will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Investors

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Press

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